UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

CBOE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34774	20-5446972
(Commission File Number)	(IRS Employer Identification No.)

400 South LaSalle Street

Chicago, Illinois 60605

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (312) 786-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (16 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (16 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (16 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (16 CFR 240.13e-4(c)

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 30, 2010, CBOE Holdings, Inc. (the “Company”) adopted the CBOE Holdings, Inc. Executive Severance Plan (“Plan”) which will become effective on January 1, 2011.  The following executives of the Company or the Company’s wholly-owned subsidiary, the Chicago Board Options Exchange, Incorporated, (collectively, “the Employer”) are eligible to participate in the Plan: Richard G. DuFour, Gerald T. O’Connell, Edward L. Provost, Alan J. Dean, Philip M. Slocum, Timothy H. Thompson, Joanne Moffic-Silver, and Patrick Fay (each an “Executive”).  Under the Plan, an Executive who experiences an Involuntary Termination (as defined in the Plan) shall be entitled to receive the following severance benefits: (i) the Executive’s accrued salary, unpaid expenses and accrued and unpaid vacation days through the date of termination (the “Accrued Benefits”); (ii) a pro-rated bonus equal to the Executive’s target annual bonus for the year in which the Executive’s employment terminates; (iii) a salary and bonus payment in an amount equal to the sum of (a) two times the Executive’s annual rate of base salary, and (b) two times the Executive’s target annual bonus for the year in which the Executive’s employment terminates; (iv) any unpaid bonus earned in any year prior to the year in which the Executive’s employment terminates; and (v) the Employer shall pay the Executive’s COBRA premiums (or an amount equal to the Executive’s COBRA premiums) for a period of 18 months following termination of the Executive’s employment, if the Executive elects such COBRA coverage, and at the end of such period, if the Executive is eligible and elects to enroll in the Employer’s retiree medical plan, if any, the Employer shall pay the Executive’s premiums for such coverage for a period of six months.  An Involuntary Termination under the Plan includes a termination of Executive by Employer without Cause (as defined in the Plan) and a termination by Executive for Good Reason (as defined in the Plan).

If the Executive’s employment is terminated either (a) by the Employer for Cause, or (b) by the Executive other than for Good Reason, the Employer shall pay the Executive any unpaid bonus earned in any year prior to the year in which the Executive’s employment terminates and the Executive’s Accrued Benefits.  The Plan also requires that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the stock or assets of the Company by agreement, to expressly assume and agree to maintain the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, subject to the amendment and termination provisions in the Plan.

In addition to the above, the following Executives shall be entitled to death benefits and disability benefits as defined in the Plan if they die or are terminated due to becoming disabled: Messrs. DuFour, O’Connell, and Provost.   The death benefit and disability benefit will include the following:  (i) the Executive’s accrued but unpaid Base Salary through date of death or termination; (ii) a pro-rated bonus equal to the Executive’s target annual bonus for the year in which the Executive’s employment terminates; (iii) a salary and bonus payment in an amount equal to the sum of (a) two times the Executive’s annual rate of base salary, and (b) two times the Executive’s target annual bonus for the year in which the Executive’s employment terminates.  Messrs. DuFour, O’Connell, and Provost also have agreed to certain non-compete and non-solicitation provisions set forth in the Plan during their employment  and for a period of two years following termination of their employment.   The Plan also provides that the Employer may terminate Mr. Thompson or Ms. Moffic-Silver only after the Employer has consulted with its Regulatory Oversight Committee.  Finally, the Plan also provides that any stock options, restricted stock or other stock-based awards granted to Mr. DuFour under the Company’s Long-Term Incentive Plan, or any similar or successor plan, shall provide, among other things, that (a) all options, stock or other awards shall vest upon Mr. DuFour’s retirement after attaining age sixty-five (65) and (b) Mr. DuFour may exercise all vested options thereafter for the remainder of their term.

A copy of the Plan is filed as Exhibit 10.1 to this Current Report.  The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth as Exhibit 10.1 to this report and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Shell Company Transactions

None.

(d) Exhibits

10.1                  CBOE Holdings, Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CBOE HOLDINGS, INC.
(Registrant)

By:	/s/ Joanne Moffic-Silver
Joanne Moffic-Silver
Executive Vice President, General Counsel and Corporate Secretary

Dated: October 6, 2010

Exhibit Index

Exhibit Number	Description

10.1	CBOE Holdings, Inc. Executive Severance Plan